Contact:	Stephen Forsyth	203-573-2213

Chemtura receives notice from NYSE on continued listing standards

MIDDLEBURY, Conn. – Feb. 20, 2009 – Chemtura Corporation (NYSE: CEM) today announced that on February 17, 2009, it received notice from the New York Stock Exchange (NYSE) that the Company had fallen below the continued listing standard that requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.

The NYSE provides a period of six months, subject to extension, for a company that receives such a notice to bring its average share price back above $1.00.  Under the NYSE rules, the company’s common stock will continue to be listed on the NYSE during a cure period, subject to the company’s compliance with other NYSE continued-listing requirements.

Chemtura Corporation (NYSE: CEM), with 2008 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection products, and pool, spa and home care products.  Learn more about us on our Web site at www.chemtura.com.